Exhibit 23.1

CONSENT OF Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated December 10, 2020, relating to the consolidated balance sheets of ESSA Pharma Inc. (the “Company”) as of September 30, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, cash flows and changes in shareholders’ equity for each of the years in the two-year period ended September 30, 2020 of the Company and the reference to our name in the “Auditors, Transfer Agent and Registrar” section in the Company’s registration statement on Form S-3 filed with the U.S. Securities and Exchange Commission on June 21, 2021.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

June 21, 2021